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                                                                     Exhibit 4.8

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                      ------------------------------------

          AGREEMENT, made as of the 11th day of March 1996, by and between AgriBioTech, Inc., a Nevada corporation having its principal executive offices at 2700 Sunset Road, Suite C-25, Las Vegas, NV 89120 (the "Grantor"), and ____________, with an address c/o the Grantor at 2700 Sunset Road, Suite C-25, Las Vegas, NV 89120 (the "Optionee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Optionee is presently employed by Grantor; and

          WHEREAS, Grantor desires to increase the incentive of Optionee to exert Optionee's utmost efforts to improve the business of the Grantor.

          NOW, THEREFORE, in consideration of the Optionee's service to the Grantor, and for other good and valuable consideration, the Grantor hereby grants to the Optionee options to purchase common stock of the Grantor, $.001 par value ("Common Stock"), on the following terms and conditions:

          1.   Option.
               ------

          The Grantor hereby grants to the Optionee a non-qualified stock option (not qualified as described in Section 422 of the Internal Revenue Code of 1986, as amended, the "Code") to purchase, prior to 5:00 p.m. Las Vegas time on March 10, 2006, as set forth in Paragraph 3 hereof, up to an aggregate of 1,000,000 fully paid and non-assessable shares of Common Stock (the "Shares"), subject to the terms and conditions set forth below.

          2.   Purchase Price.
               --------------

          The purchase price shall be $3.00 per Share. The Grantor shall pay all original issue or transfer taxes on the exercise of this option and all other fees and expenses necessarily incurred by the Grantor in connection herewith.

          3.   Exercise of Option.
               ------------------

          (a) The options granted hereby shall vest as follows: 100,000 on each June 30, commencing in 1996 and continuing until fully vested in 2005. Notwithstanding the above, if: (i) the audited sales of the Grantor for any fiscal year ("Sales") exceed $100,000,000, one third of the unvested options shall immediately vest; (ii) Sales exceed $200,000,000, another one third (or an aggregate of two-thirds) of the unvested options shall immediately vest; (iii) Sales exceed $300,000,000, all of the options shall immediately vest; or (iv) the Optionee tenders solely cash, the options for which payment is tendered shall immediately vest. In addition, in the event of any of the following material changes in control of the Grantor, this option shall immediately vest in full:

               (i) Approval by the Grantor's shareholders of (x) a merger or consolidation in which the Grantor is not the surviving corporation and/or which results in any reclassification or reorganization of the then outstanding Common Stock, (y) a sale of all or substantially all of the Grantor's assets or capital stock or (z) a plan of liquidation or dissolution of Grantor;

               (ii) the first purchase of the Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company) affecting at least 25% of the Common Stock or any other sale of at least 25% of the Common Stock to a person or group of persons who are not officers, directors or 5% shareholders of the Grantor on the date hereof; or

               (iii) Johnny R. Thomas is not elected to the Board of Directors or is no longer the chief executive officer of the Grantor.
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          (b)  As to any vested options, the Optionee shall notify the Grantor in writing in person, by overnight courier or by registered or certified mail, return receipt requested, addressed to its principal office, as to the number of Shares which Optionee desires to purchase under the option herein granted, which notice shall be accompanied by payment (by cash, certified check, promissory notes or shares of Common Stock then owned by Optionee valued at the closing sale price on the day preceding such tender) of the exercise price therefor as specified in Paragraph 2 above. As soon as practicable thereafter, the Grantor shall cause to be delivered to the Optionee certificates issued in the Optionee's name evidencing the Shares purchased by the Optionee.

          4.   Option Conditioned On Continued Service.
               ---------------------------------------

          If the employment of the Optionee shall be terminated for cause, or if the Optionee leaves his employment or affiliation with the Company voluntarily, the option granted to the Optionee hereunder shall expire immediately upon such termination. If such employment shall terminate otherwise than for cause or voluntary termination, such option may be exercised to the extent that the Optionee was entitled to exercise the option, or any part thereof, at the time of termination, and in any event may not be exercised after the original expiration date of the option.

          5.   Divisibility and Assignability of the Option.
               --------------------------------------------

          (a) The Optionee may exercise the option herein granted from time to time subject to the provisions of Section 3 above with respect to any whole number of Shares included therein, but in no event may an option be exercised as to less than one thousand (1,000) Shares at any one time, except for the remaining Shares covered by the option if less than one thousand (1,000).

          (b) This option shall be fully transferrable. In connection with the sale, assignment or other transfer of this option, in whole or in part, the assignee must deliver to the Grantor or its counsel such investment representations and other documents as are reasonably requested, and no transfer may take place in violation of any securities law or regulation.

          6.   Stock as Investment.
               -------------------

          By accepting this option, the Optionee and any assignee agrees that any and all Shares purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the Shares issuable under the option granted hereunder, the holder shall deliver to the Grantor a representation in writing, that such Shares are being acquired in good faith for investment purposes only and not for sale or distribution. Grantor may place a "stop transfer" order with respect to such Shares with its transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing such Shares.

          7.   Restriction on Issuance of Shares.
               ---------------------------------

          The Grantor shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of any option granted hereunder unless
(a) the issuance of such Shares has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Grantor shall have given an opinion that such registration is not required;
(b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such Shares, if required, shall have been given by NASDAQ and any national securities exchange on which the Common Stock of the Grantor is at the time of issuance listed.

          8.   Adjustments Upon Changes in Capitalization.
               ------------------------------------------

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          (a) In the event of changes in the outstanding Common Stock of the
Grantor by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of Shares as to which the option may be exercised shall be correspondingly adjusted by the Grantor. No adjustment shall be made with respect to stock dividends or splits which do not exceed 10% in any fiscal year, cash dividends or the issuance to shareholders of the Grantor of rights to subscribe for additional Common Stock or other securities.

          (b) Any adjustment in the number of Shares shall apply proportionately to only the unexercised portion of the option granted hereunder. If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of Shares so long as such increase does not result in the holder of the option being deemed to own more than 5% of the total combined voting power or value of all classes of stock of the Grantor or its subsidiaries.

          9.   No Rights in Option Stock.
               -------------------------

          Optionee shall have no rights as a shareholder in respect of Shares as to which the option granted hereunder shall not have been exercised and payment made as herein provided.

          10.  Effect Upon Employment.
               ----------------------

          This Agreement does not give the Optionee any right to continued employment by the Grantor.

          11.  Binding Effect.
               --------------

          Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

          12.  Miscellaneous.
               -------------

          This Agreement shall be construed under the laws of the State of Nevada applied to agreements made and to be performed entirely within such State. Headings have been included herein for convenience of reference only and shall not be deemed a part of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  AGRIBIOTECH, INC.


                                  By:___________________________
                                     Johnny R. Thomas, President
                                     and Chief Executive Officer


                                  ACCEPTED AND AGREED TO:


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